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                                                                 EXHIBIT 23.01

We consent to the incorporation by reference in the Registration Statements Form S-8 No. 33-34767 pertaining to the Incentive Stock Option Plan; Form S-8 No. 33-61543 pertaining to the Incentive Stock Option Plan; Form S-8 No. 333-09847 pertaining to the 1996 Equity Incentive Plan; and Form S-8 No. 333-66705 pertaining to the Employees' Savings and Protection Plan of Roberts Pharmaceutical Corporation and in the Registration Statement S-3 No. 333-13729 of Roberts Pharmaceutical Corporation and in the related Prospectus of our report dated February 16, 1999, with respect to the consolidated financial statement and schedule of Roberts Pharmaceutical Corporation included in the Annual Report (From 10-K) for the year ended December 31, 1998.

                             ERNST & YOUNG LLP

MetroPark, New Jersey
March 26, 1999